Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Pomona Acquisition Limited on Form S-1 (File No. 333-[ ]) of our report dated July 2, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Pomona Acquisition Limited as of June 4, 2021, and for the periods from May 24, 2021 (inception) through June 4, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp
New York, NY
July 2, 2021